Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Dundon Capital Acquisition Corporation (the “Company”) on Form S-1, of our report dated November 6, 2015, relating to the balance sheet of the Company as of October 26, 2015, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 22, 2015 (date of inception) to October 26, 2015, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
November 6, 2015